Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, February 14, 2011
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE PAPER AND PACKAGING CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

NORTHBROOK, IL — February 14, 2011 — KapStone Paper and Packaging Corporation

(NYSE: KS) today reported preliminary results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter ended December 31, 2010:

•                  Record net sales of $200 million, up 21% versus 2009

•                  Diluted EPS of $0.28, down $0.27 per share versus prior year

•                  Record adjusted diluted EPS of $0.28, up $0.45 per share versus prior year

For the year ended December 31, 2010:

•                  Record net sales of $783 million, up 24% versus 2009

•                  Diluted EPS of $1.38, down $0.91 per share versus prior year

•                  Record adjusted diluted EPS of $0.67, up $1.48 versus prior year

•                  Net debt (total debt less cash) reduced by $102 million in the year to $48 million

Roger W. Stone, Chairman and Chief Executive Officer, stated, “This past year was an excellent period for our company.  Strong price recovery during the year pushed our average revenue per ton up from $503 per ton in the fourth quarter of 2009 to $611 per ton in the fourth quarter of 2010.  Higher selling prices helped to generate record sales of $783 million.  Our full year operating rate of 98.5 percent resulted in record production of 1.27 million tons of paper.  Continued strong cash flows from operations of $136 million enabled us to slash our net debt from over $470 million just 30 months ago to $48 million at year end.”

“Early in the fourth quarter of 2010 our Roanoke Rapids mill completed its annual planned maintenance outage at a cost of $6.6 million. In January 2011, we successfully negotiated a lower earn-out payment of $49.7 million with International Paper Company relating to our 2007 kraft paper business acquisition and saved over $5 million.”

Fourth Quarter Operating Highlights

Net sales for the quarter ended December 31, 2010, were $199.6 million, an increase of 20.9 percent, compared to fourth quarter of 2009 sales of $165.1 million. The increase in net sales was attributable primarily to $32.5 million from higher unit selling prices. Average revenue per ton increased to $611 versus $503 during the fourth quarter of 2009. Volume and mix gains accounted for $4.4 million of the sales increase. Sales in the fourth quarter of 2010 were negatively impacted by $2.4 million due to exchange rates reflecting a stronger US dollar.

Operating income of $17.6 million for the fourth quarter exceeded the prior year’s results by $28.9 million after excluding the 2009 benefit from alternative fuel mixture tax credits of $56.5 million. The improvement resulted from higher selling prices, as well as $2.7 million from mix improvement and higher volume. Fourth quarter operating income was negatively impacted by $2.0 million in inflationary cost increases and $1.5 million for higher compensation and benefits costs that were curtailed in 2009, but reinstated for 2010. Additionally, foreign exchange rates reduced operating income by $2.4 million.

Interest expense was $0.7 million for the fourth quarter of 2010, down $0.6 million from a year ago as a result of year over year net debt reduction.   At December 31, 2010, the interest rate on the majority of the Company’s debt was 1.76 percent. Amortization of debt issuance costs of $0.4 million for the fourth quarter of 2010 was reduced by $1.4 million from a year ago due to a significantly lower amount of debt repayments in 2010.

The effective tax rate for the 2010 fourth quarter was 19.4 percent compared to 40.1 percent for the 2009 fourth quarter. The 2010 effective tax rate is lower due to a discrete adjustment relating to state income taxes, a higher than expected benefit related to the domestic manufacturing deduction and the recently announced extension of the federal research and development tax credit.

For income tax purposes, the Company has taken the position that the alternative fuel mixture tax credit is not taxable as it is similar to an excise tax refund. Since the IRS has issued no specific guidance in this area, the Company has recorded a $68 million liability for an unrecognized tax benefit.

Full Year Operating Highlights

Net sales for the year ended December 31, 2010, were $782.7 million, an increase of 23.7 percent, compared to 2009 sales of $632.5 million. The increase in net sales was attributable primarily to $60.8 million from higher unit selling prices. Average revenue per ton increased to $586 versus $524 in 2009. Volume and mix gains accounted for $101.2 million of the sales increase driven by an 11.8 percent increase in unit sales. Sales in 2010 were negatively impacted by $4.9 million due to exchange rates reflecting a stronger US dollar.

Operating income of $68.7 million for the year ended December 31, 2010 exceeded the prior year’s results by $75.5 million after excluding the net benefit from alternative fuel mixture tax credits of $141.8 million and $16.4 million for the gain on sale of the dunnage bag business. The improvement resulted from $60.8 million of higher selling prices, $33.6 million from mix improvement and higher volume, $9.7 million of lower amortization expenses and $5.1 million from lower transitional services. 2010 operating income was negatively impacted by $11.2 million for higher compensation and benefits costs that were curtailed in 2009, but reinstated for 2010, $9.8 million of inflationary increases on input and freight costs and $6.8 million for the Charleston mill’s tri-annual planned maintenance outage. Additionally, foreign exchange rates reduced operating income by $4.9 million.

Interest expense was $3.2 million for the year ended December 31, 2010, down $10.0 million from a year ago as a result of year over year net debt reduction.  Amortization of debt issuance costs of $2.2 million for 2010 was reduced by $3.7 million from a year ago due to a significantly lower amount of debt repayments in 2010.

The effective tax rate for the year ended December 31, 2010 was (3.8) percent compared to 39.4 percent for 2009. The 2010 effective tax rate is lower due to the cellulosic biofuel producer’s tax credit, a higher expected benefit related to the domestic manufacturing deduction and lower state income taxes.

Cash Flow and Working Capital

Cash and cash equivalents increased by $25.7 million in the quarter ended December 31, 2010, reflecting $44.9 million provided by operating activities offset by $14.5 million used in investing activities and $4.7 million used in financing activities.

Cash and cash equivalents increased by $64.9 million in the year ended December 31, 2010, reflecting $136.1 million provided by operating activities offset by $35.2 million used in investing activities and $36.0 million used in financing activities.

Total net debt outstanding as of December 31, 2010, was $47.5 million and was reduced by $31.1 million during the fourth quarter of 2010. For the year, net debt was reduced by $102.3 million.

At December 31, 2010, the Company had approximately $67.4 million of cash, $106.7 million of working capital and $88.2 million of revolver borrowing capacity.

Capital expenditures for the quarter and year ended December 31, 2010 were $14.5 million and $38.3 million, respectively, of which about $25.0 million was spent on maintenance and upgrade projects at the mills. The Company expects capital expenditures to increase to approximately $41.0 million in 2011.

The Company was in compliance with all debt covenants at December 31, 2010.   Due to the significant debt reduction and the high EBITDA generated over the past two years, the Company’s debt to EBITDA ratio was 1.08 to 1 at December 31, 2010.

Conclusion

In summary, Stone commented, “2010 was a record year for KapStone and provides a strong foundation. Looking forward, we should benefit from a full year of the 2010 price increases for our products and improved product mix.  With our very low net debt and strong cash flows, we are very well positioned to take advantage of growth opportunities.”

Conference Call

KapStone will host a conference call at 11 a.m. Eastern Time, February 15, 2011 to discuss the Company’s financial results for the fourth quarter and full year 2010.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.561.2718

International: 617.614.3525

Participant Pass code: 49183955

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs.  Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7)  the income tax impact of the federal incentive program for alternative fuel mixtures.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

($ in thousands, except share and per share amounts)

(preliminary and unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2010	2009	%	2010	2009	%

Net sales	$199,565	$165,066	20.9%	$782,676	$632,478	23.7%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	145,988	83,438	-75.0%	565,185	355,088	-59.2%
Freight and distribution expenses	17,127	14,640	-17.0%	73,406	57,395	-27.9%
Selling, general and administrative expenses	7,457	8,085	7.8%	31,129	31,377	0.8%
Depreciation and amortization	11,621	13,906	16.4%	45,245	54,667	17.2%
Gain on sale of business	—	—	—	—	16,417	-100.0%
Other operating income	232	261	-11.1%	992	994	-0.2%
Operating income	17,604	45,258	-61.1%	68,703	151,362	-54.6%

Foreign exchange gain /(loss)	(69)	171	-140.4%	(666)	219	-404.1%
Interest income	10	11	-9.1%	37	12	208.3%
Interest expense	743	1,309	43.2%	3,203	13,196	75.7%
Amortization of debt issuance costs	440	1,770	75.1%	2,237	5,980	62.6%
Income before provision (benefit) for income taxes	16,362	42,361	-61.4%	62,634	132,417	-52.7%
Provision (benefit) for income taxes	3,171	16,977	81.3%	(2,407)	52,137	104.6%

Net income	$13,191	$25,384	-48.0%	$65,041	$80,280	-19.0%

Earnings per share:
Basic	$0.29	$0.56		$1.42	$2.32
Diluted	$0.28	$0.55		$1.38	$2.29

Weighted-average number of shares outstanding:
Basic	46,031,878	45,414,156		45,854,237	34,675,804
Diluted	47,238,832	46,203,677		46,979,060	35,067,923

Effective tax rate	19.4%	40.1%		-3.8%	39.4%

OPERATING SEGMENT DATA

($ In thousands)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2010	2009	%	2010	2009	%
Net sales
Unbleached kraft	$199,565	$165,066	20.9%	$782,676	$626,450	24.9%
Other	—	—	—	—	6,927	-100.0%
Intersegment sales elimination	—	—	—	—	(899)	100.0%
Total net sales	$199,565	$165,066	20.9%	$782,676	$632,478	23.7%

Operating income
Unbleached kraft	$22,673	$50,659	-55.2%	$89,521	$155,904	-42.6%
Other	—	—	—	—	748	-100.0%
Gain on sale of dunnage bag business	—	—	—	—	16,417	-100.0%
Corporate	(5,069)	(5,401)	6.1%	(20,818)	(21,707)	4.1%
Total operating income	$17,604	$45,258	-61.1%	$68,703	$151,362	-54.6%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

($ in thousands)

	December 31,
	2010	2009
	(preliminary and unaudited)
Assets
Current assets:
Cash and cash equivalents	$67,358	$2,440
Trade accounts receivable, net of allowances of $1,205 in 2010 and $1,217 in 2009	66,640	58,408
Other receivables	2,780	16,487
Inventories	73,324	61,377
Refundable and prepaid income taxes	348	13,757
Prepaid expenses and other current assets	2,403	1,690
Restricted cash	—	2,500
Deferred income taxes	9,394	5,604
Total current assets	222,247	162,263

Plant, property and equipment, net	466,019	470,278
Other assets	3,996	4,935
Intangible assets, net	22,654	26,198
Goodwill	4,811	5,449
Total assets	$719,727	$669,123

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,835	$18,630
Borrowings under revolving credit facility	—	7,400
Accounts payable	55,504	52,147
Accrued expenses	22,986	20,800
Accrued compensation costs	18,229	7,719
Accrued income taxes	—	—
Total current liabilities	115,554	106,696

Long-term debt, less current portion	92,857	121,031
Pension and post retirement benefits	6,454	5,949
Deferred income taxes	17,917	38,577
Other liabilities	68,311	48,080
Total other liabilities	185,539	213,637

Stockholders’ equity:
Common stock $0.0001 par value	5	5
Additional paid-in capital	224,843	219,828
Retained earnings	194,087	129,046
Accumulated other comprehensive loss	(301)	(89)
Total stockholders’ equity	418,634	348,790
Total liabilities and stockholders’ equity	$719,727	$669,123

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

($ in thousands)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating activities:
Net income	$13,191	$25,384	$65,041	$80,280
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,621	13,906	45,245	54,667
Stock based compensation expense	759	691	3,592	2,377
Amortization of debt issuance costs	440	1,770	2,237	5,980
Loss on disposal of assets	248	44	876	800
Deferred income taxes	(5,530)	5,709	(24,260)	19,459
Gain on sale of business	—	—	—	(16,417)
Changes in operating assets and liabilities	24,211	29,941	43,345	54,089
Total cash provided by operating activities	$44,940	$77,445	$136,076	$201,235

Investing activities:
CKD acquisition	$—	$—	$638	$1,000
KPB acquisition earn-out due to sale of dunnage bag business	—	—	—	(3,977)
Proceeds from sale of business	—	—	—	34,898
Restricted cash	—	—	2,500	(2,500)
Capital expenditures	(14,489)	(10,509)	(38,318)	(29,165)
Total cash (used in) / provided by investing activities	$(14,489)	$(10,509)	$(35,180)	$256

Financing activities:
Proceeds from revolving credit facility	$—	$15,700	$76,700	$80,000
Repayments on revolving credit facility	—	(8,300)	(84,100)	(85,000)
Repayments of long-term debt	(4,709)	(75,000)	(30,002)	(283,093)
Proceeds from other current borrowings	—	—	2,564	—
Repayments on other current borrowings	(644)	—	(2,564)	—
Payment of withholding taxes on vested restricted stock awards	—	—	(624)	—
Proceeds from exercises of stock warrants	—	—	—	85,217
Proceeds from exercises of stock options	505	30	1,282	30
Excess tax benefits from stock based compensation	138	—	585	—
Proceeds from employee stock purchase plan	—	—	70	—
Other	—	—	111	—
Debt issuance costs paid	—	—	—	(370)
Total cash (used in) / provided by financing activities	$(4,710)	$(67,570)	$(35,978)	$(203,216)

Net increase / (decrease) in cash and cash equivalents	25,741	(634)	64,918	(1,725)
Cash and cash equivalents-beginning of period	41,617	3,074	2,440	4,165
Cash and cash equivalents-end of period	$67,358	$2,440	$67,358	$2,440

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$13,191	$25,384	$65,041	$80,280
Interest income	(10)	(11)	(37)	(12)
Interest expense	743	1,309	3,203	13,196
Amortization of debt issuance costs	440	1,770	2,237	5,980
Provision (benefit) for income taxes	3,171	16,977	(2,407)	52,137
Depreciation and amortization	11,621	13,906	45,245	54,667
EBITDA (Non-GAAP)	$29,156	$59,335	$113,282	$206,248

Alternative fuel mixture tax credits	—	(56,534)	(22,195)	(163,998)
Dunnage bag business	—	—	—	(17,165)
Stock based compensation expense	759	691	3,592	2,377
Adjusted EBITDA (Non-GAAP)	$29,915	$3,492	$94,679	$27,462

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$13,191	$25,384	$65,041	$80,280
Cellulosic Biofuel tax credit	(388)	—	(21,048)	—
Alternative fuel mixture tax credits	—	(33,877)	(14,737)	(99,427)
Dunnage bag business	—	—	—	(10,407)
Stock based compensation expense	612	414	2,385	1,441
Adjusted Net Income (Non-GAAP)	$13,415	$(8,079)	$31,641	$(28,113)

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.29	$0.56	$1.42	$2.32
Cellulosic Biofuel tax credit	(0.1)	—	(0.46)	—
Alternative fuel mixture tax credits	—	(0.75)	(0.32)	(2.87)
Dunnage bag business	—	—	—	(0.30)
Stock based compensation expense	0.01	0.01	0.05	0.04
Adjusted Basic EPS (Non-GAAP)	$0.29	$(0.18)	$0.69	$(0.81)

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.28	$0.55	$1.38	$2.29
Cellulosic Biofuel tax credit	(0.01)	—	(0.45)	—
Alternative fuel mixture tax credits	—	(0.73)	(0.31)	(2.84)
Dunnage bag business	—	—	—	(0.30)
Stock based compensation expense	0.01	0.01	0.05	0.04
Adjusted Diluted EPS (Non-GAAP)	$0.28	$(0.17)	$0.67	$(0.81)

KapStone Paper and Packaging Corporation

Supplemental Information

Net Debt and Debt to Equity Ratio

(preliminary and unaudited)

	Quarter Ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Calculation of Net Debt
Cash and cash equivalents	$67,358	$41,617	$21,888	$3,851	$2,440

Current portion of LT debt	(18,835)	(18,835)	(19,229)	(18,267)	(18,630)
Other borrowings	—	(644)	(1,285)	(1,712)	—
Borrowings on revolving line of credit	—	—	—	(4,500)	(7,400)
Long term debt, net	(92,857)	(97,157)	(103,570)	(107,929)	(121,031)
Unamortized debt issuance costs	(3,203)	(3,612)	(4,112)	(4,560)	(5,236)

Total Net Debt (non GAAP)	$(47,537)	$(78,631)	$(106,308)	$(133,117)	$(149,857)

Change during the quarter	$31,094	$27,677	$26,809	$16,740	$66,966

Debt to Equity ratio calculation

Net debt	$47,537
Equity	$418,634

Ratio	11.4%